Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-4 and the related Prospectus of SciSparc Ltd. and to the use of our report dated April 24, 2025, with respect to the consolidated financial statements of SciSparc Ltd. included therein.

/s/ Kost Forer Gabbay & Kasierer
May 27, 2025	Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	Member firm of EY Global